                                     TRIMAS
                                   EXHIBIT 12
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)



                                                                                    Nine Months      Nine Months
                                                                                       ended            ended
                                                                                     9/29/2002        9/30/2001
                                                                                     ---------        ---------
EARNINGS (LOSS) BEFORE INCOME TAXES AND FIXED CHARGES:
     Income (loss) from continuing operations before income taxes                       $9,050         $(1,110)
     Deduct equity in undistributed earnings of less-than-fifty-percent
        owned companies                                                                     --               --
     Fixed charges                                                                      47,680           56,770
     Deduct capitalized interest                                                          (30)            (100)
     Depreciation of fixed charges                                                          10               --
     Estimated interest factor for rentals                                                  --               --
     Earnings (loss) before income taxes and fixed charges                             $56,710          $55,560
FIXED CHARGES:
     Interest on indebtedness, net                                                      46,090           55,410
     Capitalized interest                                                                   30              100
     Estimated interest factor for rentals                                               1,560            1,260
         Total fixed charges                                                            47,680           56,770
RATIO OF EARNINGS TO FIXED CHARGES                                                         1.2          0.98(2)


                                                                       For the Years Ended December 31,
                                                             One         Eleven
                                                             Month       Months
                                                             ended       ended
                                                  2001       12/31/00    11/28/00      1999      1998(1)            1997
                                                  ----       --------    --------      ----      -------            ----
EARNINGS (LOSS) BEFORE INCOME TAXES AND
FIXED CHARGES:
     Income (loss) from continuing               $(9,450)    $(5,250)    $42,190     $65,000     $49,910         $115,070
         operations before income taxes
     Deduct equity in undistributed              --          --          --          --          --              --
        earnings of
        less-than-fifty-percent
        owned companies
     Fixed charges                               74,930      5,170       57,430      57,380      62,110          6,930
     Deduct capitalized interest                 (110)       (30)        (200)       (260)       (220)           (20)
     Depreciation of fixed charges               10          --          50          30          10              --
     Estimated interest factor for               --          --          --          --          --              --
         rentals
     Earnings (loss) before income taxes
         and fixed charges                       $65,380     $(110)      $99,470     $122,150    $110,810        $121,980
FIXED CHARGES:
     Interest on indebtedness, net               73,130      5,000       55,390      55,380      60,290          5,420




                                      -2-


     Capitalized interest                        110         30          200         260         220             20
     Estimated interest factor for
         rentals                                 1,690       140         1,840       1,740       1,600           1,490
         Total fixed charges                     74,930      5,170       57,430      57,380      62,110          6,930
RATIO OF EARNINGS TO FIXED CHARGES               0.9(2)      (0.02)(2)   1.7         2.1         1.8             17.6

Notes:
          (1) Metaldyne acquired TriMas in January 1998. Financial results for the 21 days prior to Metaldyne's acquisition have not been included because the results were determined on a different accounting basis.

         (2) For the period ended December 31, 2002, the year ended December 31, 2001, and for the nine months ended september 30, 2001 additional earnings of $5.3 million, $9.6 million and $1.2 million respectively, would have been required to make the ratio 1.0x.